Exhibit 10.36

2010 PERFORMANCE GOALS FOR

CEO SHORT-TERM INCENTIVE BONUS

Performance Criteria	Goals and Minimum and Maximum Thresholds	Allocation of Target Amount ($) (1)
San Jose Water Company ROE for 2010 Fiscal Year	Target Goal: 10.13% Minimum Threshold: 8.63% Maximum Goal: 11.13%	$104,170

Compliance (Environmental)	Maximum Goal: Zero water quality or other environmental violations (Goal and Minimum Threshold are not applicable).	$26,040

San Jose Water Company Operational Goals (2)	Target Goal: Achieve 80% of identified key water industry objectives measured primarily in terms of service, reliability and efficiency. Minimum Threshold: Achieve 70% of identified water industry objectives. Maximum Goal: Achieve 90% of identified key water industry objectives.	$26,040

1)	The target 2010 annual cash bonus amount is equal to $156,250, which is 25 percent of Mr. Roth’s base salary per his employment agreement. The actual bonus may range from 0% to 150% of the target amount based on the Committee determination of the achievement of the performance goals:

•	If the goal is attained, 100 percent of the allocated amount will be paid.

•	If only the minimum threshold is attained, then 50 percent of the allocated amount will be paid.

•	If the maximum goal is attained, then 150 percent of the allocated amount will be paid.

•	Should the actual level of attainment of any such performance goal be between two of the designated levels, then the bonus potential will be interpolated on a straight-line basis.

2)	The key water industry objectives will be established by March 30, 2010.